Exhibit 10.40

NYIAX, Inc. Employment Agreement

EMPLOYMENT AGREEMENT (“Agreement”), entered into and effective between NYIAX, Inc. ("Company") a Delaware Company with offices at 224 5th Avenue, Suite 2669, NYC, NY 10001, and Sergey Tsoy ("Employee") with address at 190 22nd Street, 3R, Brooklyn, NY, 11232.

1. Employment, Duties and Acceptance

1.1 Company hereby employs Employee for the Term (as defined in Section 2 hereof) to render exclusive and full-time services in an executive capacity to Company and to the subsidiaries of Company engaged in the business of digital advertising, digital advertising exchange and financial technology and in connection therewith to devote his/her best efforts to the affairs of the Company and to perform such duties as Employee shall reasonable be directed to perform by officers of the Company.

1.2 Employee hereby accepts such employment and agrees to render such services. Employee agrees to render such services at Company's offices located in the Company’s New York address, but Employee may travel on temporary trips to such other place or places as may be required from time to time to perform his duties hereunder. During the Term hereof, Employee will not render any services for others, or for Employee's own account, in the business of digital advertising, digital advertising exchange, and financial technology and will not render any services to any supplier or significant customer of Company.

2. Term of Employment

2.1 The term of Employee's employment pursuant to this Agreement (the "Term") shall begin on the date hereof 7/16/2016 the effective date. This is an “At Will” or “At the Will” of Company, employment and under no circumstances will “for cause” need to be demonstrated for termination of the Employee. At Will or At the Will of the Company, means employment for an indefinite period of time. Accordingly, either the Company or the employee can terminate this relationship at any time, for any reason, without cause, and with or without notice. The Company is hiring Employee as the EVP of Technology for the Company.

3. Compensation

3.1 As compensation for employment pursuant to this Agreement, the Company agrees to pay Employee a salary at the rate of $150,000 (one hundred and eighty thousand dollars) per annum. The Salary set forth hereinabove shall be payable in accordance with the regular payroll practices of the Company for executives and or staff. Additionally, you shall receive in 2017 a discretionary bonus of 20% of base which will be decided between you and your immediate supervisor. Any increases in base salary shall be decide between Employee and their immediate supervisor at any time during the year.

All payments hereunder shall be subject to the provisions of Article 4 hereof.

3.2 Company has granted you shares based on written Restricted Stock Agreement (RSA) April 19, 2016. Further, you will be eligible to receive options in the form of Incentive Stock Options (ISOs) in accordance with Standard company policy and the Company ISO Grant Agreement will delineate the specific rights, terms and duties for acquiring and vesting above stated ISOs. You ISO Agreement will be defined on May 1st of 2017 with the vesting schedule, the amount of ISOs and the duties owed to receive the ISOs. The Grant Agreement will be a separate document from this Agreement.

3.2 Company shall pay or reimburse Employee for all necessary and reasonable expenses incurred or paid by Employee in connection with the performance of Employee’s duties under this Agreement. The Employee must receive prior written consent from Employee’s direct supervisor and furnish expense statements or vouchers or such other supporting information as it from time to time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Employee, and otherwise in accordance with Company procedures from time to time in effect.

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3.3 During the Term, Employee shall be entitled to participate in any group insurance, qualified pension, hospitalization, medical health and accident, disability, or similar plan or program of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Notwithstanding anything herein to the contrary, however, Company shall have the right to amend or terminate any such plans or programs.

4. Termination

4.1 AT Will or At the Will of the Company Employment. The Employee may be terminated at any time by the Company for any reason or no reason. Further, the Employee may terminate their employment with the Company for any reason or no reason.

4.2 Death. In the event of Employee's death during the Term, this Agreement shall automatically terminate, except that (a) Employee's estate shall be entitled to receive the compensation provided for hereunder to the last day of the month in which Employee's death occurs; and (b) such termination shall not affect any amounts payable as insurance or other death benefits under any plans or arrangements then in force or effect with respect to Employee.

4.3 Specified Cause. Company may at any time during the Term, by notice, terminate the employment of Employee for malfeasance, misfeasance, or nonfeasance in connection with the performance of Employee's duties, the cause to be specified in the notice of termination. Without limiting the generality of the foregoing, the following acts during the Term shall constitute grounds for termination of employment hereunder:

4.3.1 Any willful and intentional act having the effect of injuring the reputation, business, business relationships of Company or its affiliates;

4.3.2 Conviction of or entering a plea of nolo contendere to a charge of a felony or a misdemeanor involving moral turpitude;

4.3.3 Material breach of covenants contained in this Agreement; and

4.3.4 Repeated or continuous failure, neglect, or refusal to perform Employee's duties hereunder.

5. Protection of Confidential Information

5.1 In view of the fact that Employee's work as an employee of Company will bring Employee into close contact with many confidential affairs of the Company and its affiliates, including matters of a business nature, such as information about costs, profits, markets, sales, and any other information not readily available to the public, and plans for future developments or any Intellectual Property or Proprietary Information including Patents, Trademarks, Trade Secrets or other ideas, methods or materials deemed to be part of Intellectual Property, Employee agrees:

5.1.1 To keep secret all confidential matters of Company and its affiliates and not to disclose them to anyone outside of Company, either during or after Employee's employment with Company, except with Company's written consent; and

5.1.2 To deliver promptly to Company on termination of Employee's employment by Company, or at any time Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to Company's and its affiliates' businesses which Employee may then possess or have under the Employee's control.

5.1.3 Proprietary Information includes, but is not limited to, any and all written or electronic research, developments, engineering plans, trade secrets, know-how, inventions, techniques, processes, customer lists, financial data, sales, marketing or merchandising plans, specifications, blueprints, designs, budgets, schedules, source code, drawings, tapes, notes, works derived from source code and agreements. For purposes of this Agreement, an "affiliate" means (a) any individual or entity that owns (directly or indirectly) at least 50% of the outstanding equity securities (determined on a fully diluted basis) of the Company (a "Parent"), or (b) any individual or entity whose equity securities (determined on a fully diluted basis) are at least 50% owned, directly or indirectly, by the Company or the Company's Parent.

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5.1.4 Employee Obligations. Employee agrees to hold all Proprietary Information or Intellectual Property (whether received prior to or during Employee's employment with the Company) in strict confidence and trust for the sole benefit of Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises any Proprietary Information (or remove from the premises any other property of Company), except or unless (i) during Employee's employment with the Company, to the extent necessary to carry out Employee's responsibilities under this Agreement; (ii) after termination of Employee's employment with the Company, as specifically authorized in writing by the Board, Chief Executive Officer, Company Policy including Employee Handbook or as required by any law, court order or similar process or proceeding; (iii) such Proprietary Information is or becomes publicly known through lawful means; (iv) the Proprietary Information was rightfully in Employee's possession or part of his general knowledge prior to his employment by the Company and Employee did not learn of it, directly or indirectly, from the Company; or (v) such Proprietary Information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses such Proprietary Information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from any Company Party. Upon termination of employment and consultancy with the Company for any reason, Employee shall return to the Company all books, records, notes, manuals, recordings, and other personal property and tangible Proprietary Information obtained or prepared by Employee during the course of his employment or consultancy, or otherwise belonging to the Company.

6. Non-solicitation

6.1 Non-solicitation of clients

6.1.1 Employee agrees for a period of twelve (12) months from the date of termination of my employment with the Company not to directly or indirectly solicit competitive business from any client or customer of the organization (including any potential client of the Company that was contacted, solicited, or served by Employee or about which Employee received confidential information while the Employee was employed by the Company, nor for the same period of time, the Employee will perform services or accept any business, competitive with that of the Company, directly or indirectly from any of the customers and clients described above, which involves Employee performing similar functions or acting in a similar capacity as when employed with the Company.

6.2 Non-solicitation of other employees

6.2.1 The Employee agrees so long as employed by the Company and for a period of twelve (12) months after leaving for any reason whatsoever, not to directly or indirectly recruit, solicit, or otherwise induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or otherwise to act contrary to the interests of the Company.

7. Ownership of Results of Services:

7.1 Company shall own, and Employee hereby transfers and assigns to it, all rights of every kind and character throughout the work, in perpetuity, in and to any material and/or ideas written, suggested, or submitted by Employee hereunder and all other results and proceeds of Employee's services hereunder, whether the same consists of literary, dramatic, mechanical or any other form of works, themes, ideas, creations, products, or compositions. Employee agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence its ownership of the results and proceeds of Employee's services.

8. Return Company property

8.1 Employee agrees that on termination of his/her employment with the Company or at any time the Company may request, to promptly deliver all memoranda, notes, records, reports, manuals, and any other hard copy documents or electronic data belonging to the Company, or containing Confidential Information, including all copies of materials the Employee may possess or have under my control.

9. Notices:

9.1 All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, as follows:

If to Employee: address: 190 22nd Street, 3R Brooklyn, NY, 11232

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If to Company: address: 224 5th Avenue, Suite 2669, NYC, NY 10001

Or as such other addresses as either party may specify by written notice to the other as provided in this Section 7.1.

10. General

10.1 Necessary protections

10.1.1 The Employee acknowledge that the restrictions contained in this Agreement are necessary for the protection and goodwill of the Company and the Employee considers them to be reasonable for that purpose. Employee therefore agree that any breach of the terms of this Agreement is likely to cause the Company substantial and irrevocable damage and irreparable harm. In the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive or marketing relief including interim or interlocutory relief, if demanded.

10.2 Continuing obligations

10.2.1 Employee agrees that the provisions of this Agreement shall survive the termination of my employment relationship however it may arise.

10.3 Severability

10.3.1 In the event that any provision of this Agreement or part thereof shall be deemed void, invalid, illegal or unenforceable in whole or in part, the remaining provisions or parts shall remain in full force and effect.

10.4 Independent Legal Advice

10.4.1 Employee has been advised that Employee has the right to obtain legal counsel before signing this Agreement and Employee have obtained the level of advice Employee deems appropriate.

11. Miscellaneous

11.1 It is acknowledged that the rights of Company under this Agreement are of a special, unique, and intellectual character which gives them a peculiar value, and that a breach of any provision of this Agreement (particularly, but not limited to, the exclusivity provisions hereof and the provisions of Article 5 hereof), will cause Company irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in the premises, Employee specifically agrees that Company shall be entitled to seek injunctive relief to enforce and protect its rights under this Agreement.

11.2 Non-Disparagement. During and After the Term of this Agreement the Employee will not, except in connection with a legal proceeding or Order (including a proceeding relating to this Agreement) or as otherwise required by Law, criticize, ridicule, or make any statement that disparages or is derogatory of the Company, or any of Company’s employees, clients, investors, officers, directors, agents, employees, or any of its products, services, or procedures, whether or not such disparaging or derogatory statements are true

11.3 This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements, and understandings. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event that any compensation or other monies payable hereunder shall be in excess of the amount permitted by any such statute, law, ordinance, or regulation, payment of the maximum amount allowed thereby shall constitute full compliance by Company with the payment requirements of this Agreement.

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11.4 No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.5 The provisions of this Agreement shall inure to the benefit of the Parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement, and Employee's rights and obligations hereunder, may not be assigned by Employee. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets. Company may also assign this Agreement to any affiliate of Company; provided, however, that no such assignment shall (unless Employee shall so agree in writing) release Company of liability directly to Employee for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by Company. The term "affiliate", as used in this agreement, shall mean any corporation, firm, partnership, or other entity controlling, controlled by or under common control with Company. The term "control" (including "controlling", "controlled by", and "under common control with"), as used in the preceding sentence, shall be deemed to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, firm, partnership, or other entity, whether through ownership of voting securities or by contract or otherwise.

11.6 This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.7 This Agreement shall be governed by and construed according to the laws of the State of New York applicable to agreements to be wholly performed therein.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

NYIAX, Inc.	Sergey Tsoy

/s/ Carolina L. Abenante, Esq.
By Carolina L. Abenante, Esq.

President and Vice-Chairperson	7/16/2016
Title	Date

7/16/2016
Date

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